UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2013

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2013, KaloBios Pharmaceuticals, Inc. (the “Company”) and Bayside Acquisition, LLC, a Delaware limited liability company (the “Landlord”), entered into a lease agreement (the “Lease”) with respect to approximately 24,351 rentable square feet of space located at 442 Littlefield Avenue, South San Francisco, California (the “Building”). The term of the Lease commences with respect to all of the space in the Building on the later to occur of (i) the date upon which Landlord delivers the premises to the Company under the terms of the Lease and (ii) July 1, 2014 (the “Lease Commencement Date”). If the Lease Commencement Date shall be the first day of a calendar month, then the Lease will expire on the day immediately preceding the fifth anniversary of the Lease Commencement Date, or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the Lease will expire on the last day of the month in which the fifth anniversary of the Lease Commencement Date occurs. In addition, the Company has an option to extend the terms of the Lease for a period of five years at the then current fair market value rental rate determined in accordance with the terms of the Lease.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Herb C. Cross
Herb C. Cross
Chief Financial Officer

Dated: December 9, 2013